EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-158196 on Form S-3 and Registration Statement Nos. 333-39072, 333-54017, 333-33555, 333-29725, 333-90186, 333-116695, 333-134207, 333-148380, 333-158945 and 333-157551 on Form S-8 of our report dated February 28, 2008, relating to the 2007 consolidated financial statements and financial statement schedule of CommScope, Inc., appearing in this Annual Report on Form 10-K of CommScope, Inc. and subsidiaries for the year ended December 31, 2009.

/S/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina
February 22, 2010